Exhibit 99.1

February 12, 2020

Steven A. Sugarman President  Sugarman Enterprises, Inc. 16845 Von Karman Avenue, Suite 200 Irvine, CA 92606

Antonio Villaraigosa Board Chair The Capital Corps, LLC 16845 Von Karman Avenue, Suite 200 Irvine, CA 92606

Carlos Salas Board Chair Commerce Home Mortgage, LLC 16485 Von Karman Avenue, Suite 200 Irvine, Ca 92606

Re: Broadway Financial Corporation

Dear Gentlemen:

I am writing to respond on behalf of the board of directors of Broadway Financial Corporation to your February 10, 2020 letter addressed to Virgil Roberts and me.

First, let me say that we appreciate your endorsement of the results of our work in restoring Broadway to financial strength over the past several years and are pleased that you believe in Broadway and support our mission.

Virgil and I were surprised, however, by the statement in your letter that Capital Corps has been unable to secure a meeting with the Broadway board of directors. Both Virgil, as Chairman of the Broadway board of directors, and I, as Chief Executive Officer and a director, have met in person and had telephone conversations with you and your representatives multiple times over the past two years to discuss your thoughts on Broadway and ways that we might work together. None of those discussions included or resulted in a specific transaction proposal from you for consideration by our board of directors. We also asked on multiple occasions that you submit any acquisition proposal you had to our financial advisor, Keefe, Bruyette & Woods. Our financial advisor has confirmed to us that it was never contacted by you. We also offered to provide additional information to you, as you had requested, subject to executing a customary confidentiality agreement. Again, you chose not to take that opportunity.

Your letter states that you “wish to engage with” Broadway’s board of directors, “including to discuss the acquisition of Broadway” at a significant premium to the most recent closing price of our stock. It is not clear whether you are proposing to acquire Broadway or whether you simply wish to discuss the general concept of seeking a buyer for Broadway. We are firmly committed, however, to maximizing value for all of our stockholders. If you have a specific acquisition proposal that you wish to make, I will be pleased to put you in touch with our financial advisor and we will give your proposal our prompt attention.

With regard to the stockholder rights plan implemented by Broadway last September, the board of directors approved the plan for the purpose of protecting stockholder value against the possibility, among others, that a person or company could accumulate effective control of Broadway through market purchases of Broadway stock at prices not reflective of Broadway’s true value and thereby avoid paying an appropriate control premium to all stockholders. We are concerned that this possibility persists in today’s market and therefore do not believe it would be appropriate to approve any individual exceptions to the limits of the plan.

We have referred your request for a shareholder list and the additional books and records you mention to our legal counsel for their consideration and will respond to your request by separate letter.

Sincerely,